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                                                                    EXHIBIT 12.1

Computation of Ratio of
Earnings to Fixed Charges

(Dollars in Millions)

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

Historical:

                                                                                                     3 months     3 months
                                        1995         1996         1997         1998         1999      3/31/99      3/31/00
                                        ----         ----         ----         ----         ----      -------      -------

        Income before Taxes (a)         $1.8       $(10.2)       $(3.2)       $11.1        $32.4         $6.0         $3.7
           Interest Expense (b)          8.8         11.6         17.0         37.5         44.0         10.2         11.6
         1/3 Rental Expense (c)          0.7          0.8          1.0          1.9          2.2          0.7          0.7

            Fixed Charges (b+c)          9.5         12.4         18.0         39.4         46.2         10.9         12.3

               Earnings (a+b+c)         11.3          2.2         14.8         50.5         78.6         16.9         16.0

                          Ratio          1.2x         0.2x         0.8x         1.3x         1.7x         1.6x         1.3x

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


                                                      LTM
Pro Forma:                              1999      3/31/00
                                        ----      -------
        Income before Taxes (a)        $ 2.3        $ 4.8
           Interest Expense (b)         77.8         77.6

         1/3 Rental Expense (c)          2.2          2.2

            Fixed Charges (b+c)         80.0         79.8

               Earnings (a+b+c)         82.3         84.6

                          Ratio          1.0x         1.1x

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